CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Corning Natural Gas Corporation

330 W. William St.

Corning, New York 14830

As successor by merger, effective October 1, 2009, of the registered public accounting firm Rotenberg & Co., LLP, we hereby consent to the incorporation by reference of the use of our report dated December 16, 2009, in this Registration Statement on Form S-1; with respect to the balance sheets of Corning Natural Gas, as of September 30, 2009 and 2008 and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

March 25, 2010